Exhibit (d)(8)

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AGREEMENT is made, effective as of April 10, 2015, by and between ETFis Series Trust I (the “Trust”), a Delaware statutory trust, on behalf of the BioShares Biotechnology Products Fund (the “Fund”), Etfis Capital LLC, a Delaware limited liability company (the “Adviser”) and LifeSci Index Partners, LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H:

WHEREAS, the Trust has been organized and operates as an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and engages in the business of investing and reinvesting its assets in securities and other investments; and

WHEREAS, each of Adviser and Sub-Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, Adviser has been selected as investment adviser for the Fund by the Trust and has entered into an agreement with the Trust on behalf of the Fund (the “Advisory Agreement”) to provide investment advisory services to the Fund; and

WHEREAS, Sub-Adviser has been selected as sub-adviser for the Fund by the Trust and the Adviser on the terms described herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the sufficiency of which is hereby acknowledged, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.                  Obligations of the Sub-Adviser.

(a)                Services. Subject to the oversight of the Adviser, the Sub-Adviser agrees to perform the following services (the “Services”) for the Trust and the Fund:

(i)                 manage the investment and reinvestment of the assets of the Fund;

(ii)               determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Fund;

(iii)             vote proxies on behalf of the Fund;

(iv)             make available to the Trust, the Fund and the Adviser all records concerning the Sub-Adviser’s activities under this Agreement that the Sub-Adviser is required to maintain under applicable law (“Required Sub-Adviser Records”); and

(v)               render regular reports as agreed upon by the parties to the Adviser and the Trust’s trustees and officers concerning the Sub-Adviser’s discharge of the foregoing responsibilities.

(b)               Manner of Discharging Services. The Sub-Adviser shall discharge the foregoing responsibilities subject to the oversight of the Adviser and the trustees and officers of the Trust and in compliance with (i) the Fund’s objectives, policies, and limitations as set forth in its prospectus and statement of additional information, as the same may be amended from time to time; and (ii) all applicable laws and regulations (hereinafter collectively referred to as the “Rules”). All Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any directors, managers, officers or employees (or the equivalent) of the Sub-Adviser or through such other parties (including, without limitation and subject to approval by the Adviser and the Trust under the Rules, one or more third party sub-advisers) as the Sub-Adviser may determine (and, if applicable, engage) from time to time.

(c)                Books and Records. All Required Sub-Adviser Records maintained by the Sub-Adviser for the Trust and the Fund under this Agreement shall be the property of the Trust and the Fund and, upon request therefor, the Sub-Adviser shall surrender to the Trust and the Fund or the Adviser such Required Sub-Adviser Records so requested; provided, however, that the Sub-Adviser may retain a copy of such Required Sub-Adviser Records.

(d)               Fair Value. The fair valuation of securities in the Fund may be required when the Adviser becomes aware of significant events that may affect the pricing of all or a portion of the Fund’s portfolio. The Sub-Adviser will provide assistance in determining the fair value of the Assets, as necessary and reasonably requested by the Adviser or its agent, and use reasonable efforts to arrange for the provision of valuation information or a price(s) from a party(ies) independent of the Sub-Adviser if market prices are not readily available, it being understood that the Sub-Adviser will not be responsible for determining the value of any such security.

2.                  Obligations of the Adviser.

(a)                Duties of the Adviser. The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b)               Delivery of Documents. The Adviser has delivered to the Sub-Adviser copies of each of the following documents:

(i)                 Trust’s Agreement and Declaration of Trust (such Agreement and Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time, herein called the “Declaration of Trust”);

(ii)               By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the “By-Laws”);

(iii)             Prospectus and Statement of Additional Information of the Fund, as amended from time to time; and

(iv)             A summary of the basis for the Board’s approval of the engagement of the Sub-Adviser as a sub-adviser to the Fund.

For purposes of this Section 2(b), the filing of a document with the Securities and Exchange Commission (“SEC”) such that it becomes publicly available on the SEC’s EDGAR database shall constitute delivery to the Sub-Adviser of such document.

3.                  Fund Expenses.

(a)                Responsibility for Fund Fees and Expenses; Unified Fee Arrangement. During the term of this Agreement, the Sub-Adviser shall pay all of the expenses of the Fund, such expenses including but not limited to transfer agent fees, administrative fees and expenses, custodian fees, legal fees, accounting fees, any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, all expenses of preparing the Trust’s registration statement and prospectus for the Fund, the cost of printing and delivering to shareholders prospectuses and reports, the Fund’s proportionate share of trustees’ fees and insurance costs; provided, however, that the Sub-Adviser will not be responsible under this paragraph for the fee payment to the Sub-Adviser under Section 5 of this Agreement, payments under the Fund’s 12b-1 plan (if any), brokerage expenses, taxes, interest, litigation expenses and other non-routine and extraordinary expenses of the Fund.

(b)               Fees to Adviser Affiliates. The Sub-Adviser shall pay to the Adviser an annual fee shown on Exhibit A. Exhibit A sets forth the fees and expenses paid by the Sub-Adviser to each affiliate of the Adviser (“Adviser Affiliate”). The Sub-Adviser acknowledges and agrees that the Adviser may direct the Trust and/or the Fund’s Administrator to pay the Adviser’s fee directly from the Fund’s assets and such amount shall be netted against the fee payable to (or added to the amount owed to the Fund by) the Sub-Adviser hereunder. The Adviser agrees that the fees and expenses set forth in Exhibit A will not increase during the term of this Agreement unless such increase is agreed upon in writing by the Adviser and Sub-Adviser. The Adviser further agrees and represents that it will provide the Sub-Adviser with written notification prior to entering into an arrangement with a service provider not engaged at the time of this Agreement that would increase the fees, expenses or any other amount to be paid by the Sub-Adviser.

(c)                Projected Fees and Expenses. A summary of the categories of projected fees and expenses that the Sub-Adviser will be responsible for under this Agreement is attached hereto as Exhibit B. Such summary may be supplemented or amended from time to time by the Adviser and the Trust.

(d)               Sub-Adviser Personnel and Expenses. The Sub-Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

4.                  Custody and Brokerage Selection.

(a)                Custodian. The Trust will establish and maintain an account with a custodian chosen by the Trust (the “Custodian”). The Trust, the Fund, and the Adviser agree to cooperate with the Sub-Adviser and the Custodian in taking all such action as may be necessary or advisable to establish the Sub-Adviser’s and the Custodian’s authority with respect to the management of the Fund’s cash, securities, and other property in the account.

(b)               Selecting Brokers; Best Execution. Subject to the oversight of the Adviser and the Rules, the Sub-Adviser is authorized to select brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund. With respect to brokerage selection, the Sub-Adviser will use its best efforts to seek the best execution and overall terms for Fund transactions. The Sub-Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Sub-Adviser with brokerage, research, analysis, advice and similar services, and the Sub-Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Sub-Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Sub-Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund and its other clients over the long-term. The Sub-Adviser will promptly communicate to the officers and the trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

(c)                Affiliated Brokerage. The Sub-Adviser is authorized to direct portfolio transactions to a broker that is an affiliated person of the Adviser, the Sub-Adviser or other sub-advisers to the Fund (if any), or the Fund in accordance with such standards and procedures as may be approved by the Trust in accordance with the Rules. Any transaction placed with an affiliated broker must (i) represent best execution, and (ii) may not be a principal transaction.

(d)               Aggregated Transactions. The Sub-Adviser is authorized to aggregate or “bunch” purchase or sale orders for the Fund with orders for various other clients when it deems that such action is in the best interests of the Fund and all other such clients. In such an event, allocation of the securities purchased or sold will be made by the Sub-Adviser in accordance with the Sub-Adviser’s written policy, and the Sub-Adviser will allocate securities so purchased or sold, as well as the expenses incurred in the transaction, in a manner the Sub-Adviser reasonably considers to be equitable and consistent with the Rules and its fiduciary obligations to the Fund and such other clients under the circumstances.

5.                  Compensation of Sub-Adviser.

(a)                Sub-Advisory Fee. The Fund shall pay to the Sub-Adviser from the Fund’s assets an annual fee shown on Exhibit C which is attached and made part of this Agreement. The Sub-Adviser shall look exclusively to the assets of the Fund for payment of the Sub-Adviser’s fee. Except as may otherwise be prohibited by law or regulation (including any then current SEC staff interpretations), the Sub-Adviser may, in its sole discretion and from time to time, waive a portion of its fee.

(b)               Inconsistencies. If there is any inconsistency between a provision in this Agreement, including the Schedules, and a provision in the Advisory Agreement related to the Sub-Adviser’s fees, this Agreement and the Schedules thereto will prevail to the extent of the inconsistency.

(c)                Effect of Termination. If this Agreement is terminated prior to the end of any calendar month, the Sub-Adviser’s fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 20 days after the date of termination.

6.                  Non-Exclusive Services. The services to be rendered by the Sub-Adviser to the Trust on behalf of the Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. Without limiting the foregoing, the Sub-Adviser may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm, entity or individual, and may render other services to the Trust on behalf of the Fund or to any other investment company, corporation, association, firm, entity or individual.

7.                  Limits of Liability. The Sub-Adviser shall have no liability to the Fund, its shareholders, the Trust, the Adviser or its creditors for any error of judgment, mistake of law, or for any loss arising out of any investment, or for any other act or omission in the performance of its obligations to the Fund not involving willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties hereunder. It is agreed that the Sub-Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the 1940 Act or the Securities Act of 1933 (“1933 Act”), except for information supplied by the Sub-Adviser for inclusion therein.

8.                  Term of Agreement.

(a)                Initial Term; Renewal. This Agreement shall be executed and become effective as of the date written below if approved by (i) the board of trustees of the Trust (the “Board”), including a majority of the Trustees who are not parties to this Agreement or interested persons of such party (the “Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval; and (ii) the vote of a majority of the outstanding voting securities of the Fund. It shall continue in effect for a period of two years and may be renewed annually thereafter only so long as such renewal and continuance is specifically approved as required by the 1940 Act (currently, at least annually by the Board or by vote of a majority of the outstanding voting securities of the Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(b)               Amendments. No amendment to this Agreement shall be effective unless the terms thereof have been approved as required by the 1940 Act (currently, by the vote of a majority of the outstanding voting securities of a Fund unless such shareholder approval would not be required under applicable interpretations of the 1940 Act, and by the vote of a majority of

Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval).

(c)                Termination. Notwithstanding whatever may be provided herein to the contrary, this Agreement may be terminated at any time, without payment of any penalty:

(i)                 By vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, in each case, upon sixty (60) days’ written notice to the Sub-Adviser;

(ii)               By any party upon breach by the other party of any representation, warranty or covenant contained in Section 10 hereof, which shall not have been cured within twenty (20) days of the Sub-Adviser’s receipt of written notice of such breach; or

(iii)             By the Sub-Adviser upon sixty (60) days’ written notice to the Adviser and the Board.

This Agreement shall terminate automatically and immediately in the event of its assignment, or in the event of a termination of the Advisory Agreement with the Trust upon notice to the Sub-Adviser. As used in this Section 8, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the SEC under the 1940 Act.

9.                  Indemnification.

(a)                The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Sub-Adviser’s obligations under this Agreement to the extent resulting from or relating to Sub-Adviser’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(b)               The Trust shall, to the fullest extent permitted by law, indemnify and hold harmless the Sub-Adviser and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the Investment Company Act) and all controlling persons (as described in Section 15 of the 1933 Act) from and against any and all claims, losses, liabilities or damages (including reasonable attorney’s fees and other related expenses) however arising from or in connection with the performance of the Trust’s obligations under this Agreement to the extent resulting from or relating to the Trust’s own willful misfeasance, fraud, bad faith or gross negligence, or to the reckless disregard of its duties under this Agreement.

(c)                Notwithstanding anything to the contrary contained herein, no party to this Agreement shall be responsible or liable for its failure to perform under this Agreement or for any losses to the Assets resulting from any event beyond the reasonable control of such party or its agents, including, but not limited to, nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Assets; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts or war, terrorism, insurrection or revolution; or acts of God, or any other similar event. In no event, shall any party be responsible for incidental, consequential or punitive damages hereunder. Notwithstanding the foregoing, nothing in this paragraph shall reduce any responsibility or liability for any failure to perform resulting from a party’s failure to establish, maintain, implement or follow reasonably designed cyber-security and disaster recovery programs, policies and procedures.

(d)               The provisions of this Section 9 shall survive the termination of this Agreement.

10.              Representations, Warranties and Covenants

(a)                Adviser. The Adviser hereby represents, warrants and covenants to the Sub-Adviser as follows: (i) the Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)               Sub-Adviser. The Sub-Adviser hereby represents, warrants and covenants to the Adviser and the Trust as follows: (i) the Sub-Adviser is a limited liability company duly organized and in good standing under the laws of the State of Delaware and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; (ii) the Sub-Adviser is registered as an investment adviser under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement; and (iii) the Sub-Adviser will provide accurate and complete information upon reasonable request from the Adviser or the Trust in connection with (y) the preparation of the registration statement or other documents for the Fund and (z) the compliance obligations of the Trust.

(c)                Trust. The Trust hereby represents, warrants and covenants to the Sub-Adviser as follows: (i) the Trust has been duly organized as a statutory trust under the laws of the State of Delaware and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company under the 1940 Act; (iii) shares of the Trust are registered for offer and sale (or will be before any such offer or sale) to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

11.              Notice of Changes in Business Structure or Operations. The Sub-Adviser shall provide the Adviser and the Trust with notice, as well as any related documentation reasonably requested by the Adviser or the Trust, upon:

(a)                any material adverse change in the Sub-Adviser’s business or financial condition;

(b)               any material change in the Sub-Adviser’s ownership (including, without limitation, any change that would result in the assignment of this Agreement);

(c)                any event or occurrence known to the Sub-Adviser that would make information previously provided by the Sub-Adviser to the Adviser or the Trust untrue;

(d)               the Sub-Adviser’s receipt from any regulator or other governmental authority to which the Sub-Adviser is subject of any lawsuit, notice of any investigation or order; or

(e)                any final judgments or material settlements involving the Sub-Adviser and its provision of investment advisory services.

12.              Confidentiality. Subject to the duty of the Adviser or Sub-Adviser to comply with applicable law and regulation, including any demand or request of any regulatory, governmental or tax authority having jurisdiction, the Adviser and the Trust will treat as confidential all non-public information pertaining to the Sub-Adviser’s investment advisory services to the Adviser and the Fund hereunder. It is understood that any investment advice supplied by the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Adviser, the Fund, the Trust, or such persons as the Adviser may designate in connection with the Fund. It is also understood that any information supplied to the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded as confidential and for use only by the Sub-Adviser, its affiliates and agents in connection with its obligation to provide investment advice and other services to the Fund and to assist or enable the effective management of the Adviser’s and the Fund’s overall relationship with the Sub-Adviser and its affiliates. The parties acknowledge and agree that all nonpublic personal information with regard to shareholders in the Fund shall be deemed proprietary and confidential information of the Adviser, and that the Sub-Adviser, to the extent that it receives such information, shall use such information solely in the performance of its duties and obligations under this Agreement and shall take reasonable steps to safeguard the confidentiality of such information. Further, the Sub-Adviser shall maintain and enforce adequate security and oversight procedures with respect to all materials, records, documents and data relating to any of its responsibilities pursuant to this Agreement including all means for the effecting of investment transactions.

13.              Use of the Name “LifeSci”. The Trust and the Adviser acknowledge that, as between the Trust, the Fund and the Adviser, on the one hand, and the Sub-Adviser, on the other hand, the Sub-Adviser owns and controls the term “LifeSci”. The Sub-Adviser grants to the Fund a world-wide, non-exclusive, fully-paid and royalty free license to use the name “LifeSci” in the name of the Fund for the duration of this Agreement and any extensions or renewals thereof. Such license may, upon termination of this Agreement, be terminated by the Sub-Adviser, in which event the Fund shall promptly take whatever action may be necessary (including calling a meeting of its Board of Trustees or shareholders) to change its name and to discontinue any further use of the name “LifeSci” in the name of the Fund or otherwise. The name “LifeSci” may be used or licensed by the Sub-Adviser in connection with any of its activities, or licensed by the Sub-Adviser to any other party.

14.              Binding Agreement. This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

15.              Certain Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities” and “assignment” shall have the meaning defined in the 1940 Act and the rules and interpretations thereunder.

16.              Governing Law. This Agreement shall be governed by New York law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

17.              Notices. Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

Notice to the Adviser shall be sent to: Etfis Capital LLC 6 E. 39th Street, 10th Floor New York, NY 10016 Attention: Brinton W. Frith	Notice to the Trust shall be sent to: ETFis Series Trust I 6 E. 39th Street, 10th Floor New York, NY 10016 Attention: William J. Smalley
Notice to the Sub-Adviser shall be sent to: LifeSci Index Partners, LLC 250 W. 55th Street, Suite 16B New York, New York 10019 Attention: Paul Yook

18.              Miscellaneous.

(a)                This Agreement constitutes the entire Agreement of the parties hereto.

(b)               This Agreement is executed by the Trust with respect to the Fund and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Fund individually, but are binding only upon the Fund to which such obligations pertain and the assets and property of the Fund.

(c)                This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized as of the day and year first written above.

ETFIS SERIES TRUST I	LIFESCI INDEX PARTNERS, LLC

/s/William J. Smalley	/s/Paul Yook
William J. Smalley, President	Paul Yook, Managing Member

ETFIS CAPITAL LLC

/s/Brinton W. Frith
Brinton W. Frith, Chief Executive Officer

Exhibit A

Adviser Affiliates

Affiliate	Services Provided	Per Annum Fee for Fund 1	Per Annum Fee for Fund 2
ETF Issuer Solutions Inc.	Fund Operations and Administration	The greater of $25,000 or 1 BP on average AUM	The greater of $10,000 or 1 BP on average AUM
ETF Distributors LLC	Distribution	Year 1:* The greater of $18,000 or 4 BP on average AUM	Year 1:* The greater of $18,000 or 4 BP on average AUM
		Year 2:** The greater of $30,000 or 4 BP on average AUM	Year 2:** The greater of $30,000 or 4 BP on average AUM
Etfis Capital LLC	Advisor and Trust Services	The greater of $25,000 or 7.5 BP on average AUM	The greater of $10,000 or 7.5 BP on average AUM

*Commencement of Fund public offering to first anniversary of Fund public offering.

** First anniversary of Fund public offering to second anniversary of Fund public offering.

Exhibit B

Projected Fees and Expenses

PRIMARY FUND EXPENSES

Fund Accounting

Fund Administration

Fund Distribution

Transfer Agency

Custodian

SHAREHOLDER SERVICING EXPENSES

Express Mailings

Postage

Sub-Transfer Agent (Omnibus) or Super Market Fees

Anti-Money Laundering – CIP

Anti-Money Laundering Audit

PROFESSIONAL EXPENSES

Legal

Audit & Tax

Chief Compliance Officer; Compliance Services

TRUSTEE EXPENSES

Trustee Regular Meeting Fees

Trustee Special Meeting Fees

Trustee Meeting Expenses and Reimbursements

INSURANCE EXPENSES

D&O/E&O Insurance

Fidelity Bond

REGISTRATION AND FILING EXPENSES

Fulfillment and Filing

Delaware Statutory Trust

Blue Sky Filing

Rule 24F-2 Registration

Exchange Listing

Exchange IOPV

PRINTING EXPENSES

Financial Statement Printing

IRA Document Printing

Prospectus Printing

Other Printing

OTHER OPERATING EXPENSES

ICI Dues

Operating Reimbursements

Exhibit C

Sub-Adviser’s Fee

The Fund shall pay to the Sub-Adviser on or before the tenth (10th) day of each month a fee equal to an annualized rate of 85 basis points (0.85%) of the daily average net assets of Fund. Upon any termination of this Agreement on a day other than the last day of the month the fee for the period from the beginning of the month in which termination occurs to the date of termination shall be prorated according to the proportion which such period bears to the full month.